EXHIBIT 99.1

Tiptree repurchases one million shares
Tiptree Inc. (“Tiptree”)(NASDAQ:TIPT) has repurchased 1,000,000 shares of Class A common stock of Tiptree for aggregate consideration of $7,300,000 from Nomura Securities Co., Ltd.
The transaction is expected to be accretive to both book value and earnings per share on a GAAP basis. The shares acquired will be held as treasury shares and will not be outstanding for accounting or voting purposes.
Following the transaction there are 29,017,461 shares of Tiptree Class A common stock outstanding (excluding 5,985,543 shares of Class A common stock held by our subsidiaries). On an as exchanged basis, Tiptree has 37,066,490 shares outstanding. “As exchanged” assumes the full exchange of the limited partnership units of Tiptree Financial Partners, L.P., an intermediate holding company through which we operate our businesses, for Tiptree Class A common stock.

About Tiptree
Tiptree Inc. (NASDAQ: TIPT) is focused on enhancing shareholder value by generating consistent and growing earnings at its operating companies. The Company’s consolidated subsidiaries currently operate in the following businesses - specialty insurance, asset management, senior living and specialty finance. For more information about Tiptree visit www.tiptreeinc.com.

Tiptree Inc.
Investor Relations, 212-446-1400
ir@tiptreeinc.com